EXHIBIT 99.1

PANACHE BEVERAGERELEASES “OGB,”
A NEW LINE OF AFFORDABLE PREMIUM SPIRITS
PRODUCED IN THE U.S.

NEW YORK, March 18th, 2014— Panache Beverage, Inc. (OCTQB: WDKA) has announced the launch of Old Grumpy Bastard (OGB), which will feature premium value expressions of American-made whiskey, vodka, gin, white rum, dark rum and tequila with a suggested retail price of $15.99 per 750ml bottle.

“This line of affordable premium spirits is our light-hearted take on the so-called ‘old grumpy bastards’ who like to point out everything that’s wrong with the world today. To the OGBs of the world: we’re listening,” commented Panache Beverage, Inc. CEO, James Dale.

Panache Beverage, Inc., which currently owns and distributes Wódka Vodka and Alibi American Whiskey, will initially release the Old Grumpy Bastard line this summer in select markets including New York, Florida and Texas.

The OGB line will be the maiden product line for the new Panache Distillery, which was acquired in September 2013. The equipment at the distillery is presently capable of producing and bottling over 650,000 nine liter cases of distilled spirits annually, with improvements under way to increase this annual capacity to over 1.2M cases. The Panache Distillery is located in New Port Richey, Florida, about 40 miles outside of Tampa.

About Panache Beverage

Panache Beverage, Inc., based in New York, NY is an alcoholic beverage company specializing in the development, global sales and marketing of spirits brands. The company's expertise lies in the strategic development and aggressive early growth of its brands establishing its assets as viable and attractive acquisition candidates for the major global spirits companies. Panache intends to build its brands as individual acquisition candidates while developing, creating and expanding its portfolio via the Panache Distillery. Panache's existing portfolio consists of the brands: Wódka Vodka, Alchemia Infused Vodka, Alibi American Whiskey, Spirytus Vodka, Old South Shine Vodka in addition to the forthcoming OGB line of spirits.

Safe Harbor

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. This press release may contain certain statements of a forward-looking nature relating to future events or future business performance. Any such statements that refer to the Company’s estimated or anticipated future results or other non-historical facts are forward-looking and reflect the Company’s current perspective of existing trends and information. These statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, risks and uncertainties detailed in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The forward-looking statements speak only as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

Press Contact:	Neil Alumkal neil@stuntmanpr.com (212) 242-0002